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                                                                Exhibit 23.10

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of HFS Incorporated (the "Company") on Form S-4 of our report dated March 11, 1994, related to the consolidated statements of operations, stockholders' equity and cash flows for the three months ended December 31, 1993 and the consolidated statements of operations and cash flows for the nine months ended September 30, 1993 of Coldwell Banker Corporation and subsidiaries (formerly Coldwell Banker Residential Holding Company and subsidiaries) included in the Company's Current Report on Form 8-K/A, dated March 26, 1997 and to the reference to us under the heading "Experts" in the Proxy, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Costa Mesa, California
March 21, 1997